                                                                    EXHIBIT 99.2


(MERIDIAN RESOURCE CORPORATION LOGO)                                        NEWS


              THE MERIDIAN RESOURCE CORPORATION PROVIDES FINANCIAL
                         UPDATE FOR SECOND QUARTER 2004


Houston, Texas - July 21, 2004 - The Meridian Resource Corporation (NYSE: TMR) (the "Company") today provided preliminary operating and financial guidance for the second quarter of 2004. The Company expects production for the second quarter of 2004 to total between 8.7 and 9.0 billion cubic feet of gas equivalent, or 95 to 100 million cubic feet of gas equivalent per day. The Company expects earnings per share to total $0.08 to $0.11 per fully diluted share outstanding, in line with current consensus estimates. Discretionary cash flow for the second quarter of 2004 is expected to total $36.5 million to $39.0 million(1).

Since March 31, 2004, the Company has paid an aggregate of $8 million toward its senior secured credit agreement and its subordinated debt, bringing the balances due under each to $114 million and $5 million, respectively. The Company continues to strive to reduce debt and develop additional liquidity in its balance sheet as part of its overall business plan to focus on growth through its exploration program in south Louisiana.

This financial update is being provided to investors generally pursuant to Regulation FD in connection with a previously announced offering of shares of common stock by Meridian and information provided in connection with such offering.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration, exploitation and development of oil and natural gas onshore in south Louisiana and the Texas Gulf Coast, and offshore in the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data for its targeted areas and owns rights to mineral leases in its existing project areas, including 175,000 net acres of leases and options relating to its Biloxi Marshlands project in south Louisiana. Meridian is headquartered in Houston, Texas, and has a field office in Weeks Island, Louisiana.

(1) Expected discretionary cash flow is reconciled as follows (in millions):

                                                                 Minimum    Maximum
                                                                 -------    -------
Discretionary cash flow ..........................................$36.5      $39.0
Adjustments:
   Changes in working capital .................................... (3.4)      (3.4)
                                                                  -----      -----
Net cash provided by operating activities ........................$33.1      $33.1
                                                                  =====      =====

We refer to a non-GAAP financial measure we call "discretionary cash flow." Management believes this measure is a financial indicator of our ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP.

SAFE HARBOR STATEMENT AND DISCLAIMER

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward-looking statements." Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices.

These and other risks are described in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and Form 10-Q.
--------------------------------------------------------------------------------

================================================================================
                                                   FOR MORE INFORMATION CONTACT:
                                                  John Collins at (281)-597-7000
                             Meridian Resource Corporation Website: www.tmrc.com
================================================================================
            1401 Enclave Parkway, Suite 300  o  Houston, Texas 77077
             (281) 597-7000  o  Fax (281) 558-5744  o  www.tmrc.com

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